ITEM 77C: MATTERS SUBMITTED TO A VOTE OF SECURITY
 HOLDERS


SHAREHOLDER MEETING RESULTS (UNAUDITED)
A Special Meeting of Shareholders of Federated Tota l Return Series, Inc. (the "Corporation"), of which the Fund is a portfolio, was held on October 28, 20
13. On August 29, 2013, the record date for shareholders voting at the meeting, there were 820, 585,419.265 total outstanding shares of the Corporation.
     The following item was considered by sharehold ers of the Corporation and the results of their voting were as follows:
AGENDA ITEM
Proposal to elect certain Directors of the Corporation:1

Name
For
Withheld
John T. Collins
682,678,947.007
6,010,121.009
Maureen Lally-Green
682,887,310.423
5,801,757.593
Thomas M. O'Neill
682,858,509.433
5,830,557.583
P. Jerome Richey
682,564,803.719
6,124,263.297
1	The following Directors continued their terms:
John F. Donahue, J. Christopher Donahue, Maureen Lall y-Green (having been previously appointed by the Board), Peter
E. Madden, Charles F. Mansfield, Jr., Thomas M. O'Nei ll (having been previously appointed by the Board) and John S.
Walsh.